CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1
U.S. Physical Therapy, Inc.
Conference Call Transcript
August 7, 2025 10:30 am ET

Operator:
Good day, and thank you for standing by. Welcome to the U.S. Physical Therapy second quarter 2025 full year earnings conference call. At this time, all participants are in a listen only mode. After the speakers’ presentation, there will be a question and answer session. In order to ask the question during the session, please press star (*) one (1) on your telephone keypad. Please be advised that today’s conference call is being recorded. If you require any further assistance, please press star (*) zero (0). I now would like to turn the call over to Chris Reading, chairman and CEO. Please go ahead, sir.

Chris Reading:	Thank you. Good morning, everyone and welcome to U.S. Physical Therapy second quarter 2025 earnings call. With me on the call include Carey Hendrickson, our Chief Financial Officer; Eric Williams, our President and Chief Operating Officer in the East; Graham Reeve, Chief Operating Officer in the West; Rick Binstein, our Executive Vice President and General Counsel; Jason Curtis, our Senior Vice President, Accounting and Finance area. Before we begin today’s call, we need to cover a brief disclosure which I will ask Jason to go ahead and read.

Jason Curtis:
Thank you, Chris. The presentation includes forward-looking statements which involves certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The company’s actual results may vary materially from those anticipated. Please see the company’s filings with the Securities and Exchange Commission for more information. This presentation also contains certain non-GAAP measures as defined in Regulation G and the related reconciliations can be found in the company’s earnings release and the company’s presentation on our website.

Chris Reading:	Thanks, Jason. So, guys, I want to do this I think a lot like I did it last time, more of a candid overview, which allows me to tell the story a little bit better. I want to start out by thanking our partners, our staff, and our home office support around the country who are just doing an excellent job. I’m going to share with you some statistics that we don’t normally share, we haven’t shared before, that relates to our patients sentiments around our care. So the clinical staff, our partners they’re doing a wonderful job. We’ve had good, strong focus and execution in a number of different areas this quarter that we’ll talk about. Also I want to mention our industrial injury prevention partnerships. Both are really firing on all cylinders at this point. We’ve added a number of very large opportunities, some of which haven’t even started yet and we continue to be very, very bullish about that part of our business and as we go through the stats you’ll understand why. So for this second quarter, let’s talk about physical therapy first and volumes. A record second quarter for us. As you guys know, second quarters are typically our busiest quarter in terms of peak volume and so every second quarter pretty much, you know, last year, the same was a record quarter for us. . This year, our visits per clinic per day jumped 32.7, up really nicely from again last year’s second quarter record of 30.6. So the drivers around this, I think more than anything are happy patients who love us at the end of their care, who refer their family and friends and neighbors to us and when pickleball happens, a year or two down the road, they come back and see us. This is the stat that I want to share with you that we haven’t really talked about before. It’s not a new stat for us. We measure it every quarter. We have an outside company tabulate our surveys. This is companywide. Our net promoter score is 93.5. Just to give you some perspective, before this call, I googled, What’s a good net promoter score for a healthcare company, and I got two answers: good was 30 and excellent was 50. So, the way that we get results tabulated, we’re able to see what percentage of patients are active promoters of our business, and we are at 95%. Only 1% of our patients has a negative or detractor. So that puts us in amazingly good standing and in an amazing category. Part of the reason for our success obviously is what we try to do everyday. On the injury prevention side, again, I can’t say enough good things about our teams. Both partnerships are doing really well. Revenue’s up 22.6%. Gross profit is up 25.8% compared to the prior year quarter and again we are working on some really large contracts, one new in the auto industry; actually several new, many, one really large and one very large one to come here later in the year. Revenues in PT were also strong, increasing 17.3%. We added over 50 net clinics compared to the prior year period. For the first time, through the first six months, we’ve exceeded three million visits year-to-date so far. We were also able to drive a slight increase in our net rate despite the Medicare headwinds which you guys know all too well about. I just want to point out if you go back to when just the period before these Medicare cuts started, which would have been sequential layered cuts for a number of years, the impact in this year from those rate cuts is right around $25 million and that’s straight off the profit line. It’s been a huge impact that’s been a major headwind on a year-over-year basis. I can’t remember exactly, Carey can tell us, but between $5 and 6 million compared to last year and this year. That’s 8%, 8.5% of our earnings on last year’s number, maybe a little bit more than that. And so to grow over 20% with that kind of a headwind consistently, we’re really happy right now about things that are coming together. Our costs, our salaries and related costs was up on a per visit basis ever so slightly, less than 1%, but our overall cost per visits was down slightly and really, I think beginning March and continuing forward, we’re beginning to get traction on a number of new initiatives that we’ve been working on that will help us impact cost, that will help us continue to drive more volume, and we’re feeling better about things right now than we have for some time. When you look at PT, our gross profit margin and we’re going to say adjusted very, very slightly, I think around a couple of hundred thousand dollars only relating to an incentive payment that Metro had as a result of closing that deal. Our gross profit margin came in at 21.1% for the quarter. So that’s a nice move forward as well. On the development front, we’ve added a homecare business, a couple of physical therapy acquisitions, and we have more to come the remainder of the year. We intend to focus hard on our injury prevention business given the organic and the overall growth elements in that business, the margins, and the performance of both those teams. We have widened our industry verticals in that space. We have widened our service offerings in that space. We’re competing and winning large contracts. We are able to do that with some margin improvement as well. So that business is very strong for us and has continued to be strong really for a very long time.

The combination of these positive factors has caused us to look out over the remainder of the year and increase guidance, which is now between $93.0 and 97.0 million in adjusted EBITDA. Before I turn over to Carey because I skipped through a lot of things, I wanted to tell the story. Carey’s going to go through the numbers with a little bit more granularity. Again, I just want to thank our teams. We endeavor every day to try to make a difference, to try to make a positive impact in our patients’ lives or within the injury prevention space and in the lives of the workers who are working at our nation’s largest and most prestigious companies. We’re having an impact. We’re making the world in our little way better and we feel really good about that and so again, I want to thank everybody that’s involved in that. It’s making a difference, and we appreciate it very much. Carey, if you would go ahead.

Carey Hendrickson:
Great, thank you, Chris and good morning, everyone. As Chris mentioned, we are very pleased with our second quarter results and there are a few performance metrics that stood out to me. We achieved a new record, a company record of 32.7 average visits per clinic per day. That was the highest in our history. Our salaries and related costs, as Chris mentioned, increased slightly, just 0.7% compared to the prior year. That is the smallest increase in that metric we’ve had since the fourth quarter of 2023. Our total operating cost per visit actually decreased year-over-year. Our PT margin, as Chris noted, improved to 21.1%, up from 20.1% in the second quarter of last year. Our IP revenue excluding acquisitions, so on an organic basis, grew 18.4% and our IP gross profit increased 21.8% on an organic basis. Our adjusted EBITDA increased to $26.9 million in the second quarter of 2025 which was up $4.7 million from the second quarter of last year and then our adjusted EBITDA margin expanded to 17.5%, up from 16.4% in the second quarter of last year. So, all of those metrics I was really pleased with. Turning to patient visit volume, our average visits per day was 33.0 in April. They were 32.9 in May and 32.3 in June. That slight tapering in June is consistent with our historic summer patterns when volume dips slightly in the summer months before rebounding again in mid-August.

We recorded 1,530,263 clinic visits in the second quarter and then also had 28,493 home-care visits. This is the first time we’ve reported home-care visits separately from our in-clinic visits. They stemmed from the home-care business that we acquired through the Metro PT transaction in New York in the fourth quarter of last year, and we’ll continue to report those separately going forward. For reference, we had 22,943 in home visits in the first quarter of this year, and that number is – the year to date numbers are in the release, too, just so you’ll have that going forward. Our net rate per patient visit was $105.33. That’s ahead of the $105.05 we achieved in the second quarter of last year, but it is slightly less than what we had in the first quarter of $105.66. As a reminder, we absorbed the 2.9% Medicare rate reduction that took effect at the beginning of the year. Also, our largest payer in Michigan, which is our third largest state with 56 clinics, implemented a policy change on April 1 that negatively impacted our net rate a little bit in that state. So that was a bit of a headwind too. With those headwinds, our net rate held up well in the second quarter and we expect it to grow from there. We continue our efforts to have a strategic focus on increasing reimbursement rates through targeted contract negotiations, as well as efforts to grow our higher net rate worker’s comp business. Worker’s comp represented 10.4% of our net patient revenues in the second quarter with visits increasing 8.4% year-over-year. We’re fully committed to all of our rate-enhancing initiatives and we’re working on those every day. Physical therapy revenues were $168.3 million in the second quarter of 2025, which represented a $24.8 million or 17.3% increase compared to the same period last year. The majority of that growth was driven by acquisitions completed since the second quarter of last year. Most notably, that Metro acquisition that we made in New York last November, that was $19.6 million of the $24.8 million. Physical therapy operating costs were $133.1 million. That was an increase of $18.4 million or 16% over the prior year quarter. Importantly, we managed our costs effectively. Our salaries and related costs, as I’ve mentioned, were just up 0.7%, at $60.80, and our total operating costs, as I also mentioned, were actually down year over year. Our physical therapy profit margin, as I’ve noted already, 21.1%, that’s our highest quarterly margin since the second quarter of 2023. That, of course, reflects solid revenue growth and good cost management.

Our IIP team delivered another strong performance in the second quarter. Our IIP net revenues increased $5.3 million or 22.6% compared to the second quarter of 2024, and income rose $1.3 million or 25.8% of the prior year quarter. Then I gave the organic numbers earlier, IIP revenues increased 18.4% and gross profit at 21.8%. The IIP margin for the second quarter was 22%, which is up from 21.4% in the same quarter last year, reflecting strong top-line growth and continued focus on operational execution.

Our corporate costs remained in line with expectations. They were 8.7% of net revenue in the second quarter, and that compares to 8.5% in the second quarter of last year. We’re in the early stages of implementing a new enterprise-wide financial and human resources system. Implementation costs related to that project will continue through 2026, and consistent with our practice for similar non-recurring costs, we’ll add those costs back in our adjusted EBITDA calculations. Year to date, we’ve incurred $221,000 in implementation costs. That was really related to the selection part of our implementation and we’ll start our implementation in the third quarter. That will always be itemized in our non-GAAP reconciliation page.

Operating results were $12.4 million, up from $11.0 million in the second quarter of last year, and on a per share basis, we were $0.81 versus $0.73 in the prior year quarter.

Our balance sheet remains in excellent shape. We currently have $135.0 million in our term loan with a swap agreement in place that fixes that interest rate at 4.7% that extends through mid-2027. In addition, we have a $175.0 million revolving credit facility that had $24.5 million drawn as of June 30, 2025. We ended the quarter with $34.1 million in cash. As disclosed in our earnings release, the board of directors authorized a share repurchase program this week, providing us with the flexibility to repurchase up to $25.0 million of our shares through December 31, 2026, if market conditions are appropriate. We view this as a prudent tool to have at our disposal, However, acquisitions will continue to be our primary capital allocation priority, consistent with our growth strategy.

Our performance in the first half of the year has been strong, exceeding our expectations coming into the year, and we believe we’re well-positioned for a solid second half as well. As a result, we raised our full year 2025 adjusted EBITDA guidance from a range of $88 million - $93 million to the new range of $93 million - $97 million dollars. In effect, the high end of our prior range becomes the low end of our new range with a $4 million increase at the top.

So with that, I’ll turn the call back over to Chris.

Chris Reading:
Thanks, Carey. I appreciate it. I want to mention one more thing. We’re happy with where we are this quarter and the progress. We still have plenty of things to work on, right, which to me, is also encouraging because we’re not there yet. We have room for improvement. One of those things I want to point out, as a matter of perspective, relates to our same-store visit growth with mature facilities, which this quarter was a little bit lighter than maybe everybody expected. It was over 1% but not what I would call our normal rates. We still have a few markets where staffing is a little tight and with cost control, it probably put a little of a bit of a dampener on us. I want to point out one thing. Back in the spring, we initiated a staged rollout of cash based programs. We haven’t spent a lot of time talking about it. As with anything, it takes a little time to get traction. We’re getting real traction with that now. This doesn’t show up as additional visits. Although, some of our patients are coming in for these cash based services. We have generated about $900,000 worth of additional revenue, a lot of that coming from our cash based services which are continuing to ramp up as we go forward. So that’s an added benefit that we really haven’t had before. We’ve seen some of our partnerships do extraordinarily well with that.

So with that, that concludes our prepared and our candid comments and we’d like to go ahead and open it up for questions.

Operator:
Thank you. At this time, if you would like to ask a question, please press star (*) one (1) on your telephone keypad. You may remove yourself from the queue at any time by pressing star (*) two (2). Once again, that is star (*) one (1) to ask a question. We will pause for a moment to allow questions to queue. Our first question will come from Bryan Tanquilut with Jefferies. Your line is open.

Bryan Tanquilut:	Hey. Good morning, guys, and congrats on a solid quarter. Chris, maybe I’ll start with a follow up or a question around your last comments. As I think about same-store outlook, how would you characterize demand for your services, or just broadly in the market, versus, like you were saying, kind of like pulling back and managing the cost because of the clinician, the labor situation? Then, maybe how do you think about your capacity versus thinking about maybe de novo builds in the future as you start bumping up against capacity constraints potentially?

Chris Reading:
Yes. Well, demand is really solid pretty much everywhere. Now, there is a little push-pull that we may have to manage always when we’re trying to get cost under control and so you’re trying not to be fat, to use that term, to have too many slack resources, yet you’re still trying to meet demands. Certainly, it’s not perfect. We have some markets where the markets are still a little tight where we have additional FTEs we need to hire. That is where the demand is strong and yet, we need some more resources. Other places are being dialed in where they need to be. So, that’s a work in progress. The cash based programs are helping us to generate additional revenue, and so that has been kind of a net add for us that we haven’t had before. I’m trying to remember the second part of your question.

Byran Tanquilit:	Just what do you think about capital deployment in maybe de novos as you start bumping up against capacity constraints?

Chris Reading:
On the de novo side, look, we’re going to – we’ve had this market where we’ve had some headwinds and we had to deal with that. This is going to be probably the strongest de novo year that we’ve had since I’ve been with the company. So, de novos are going to be good this year. They are on a good pace. We were making adjustments and have made adjustments on the recruiting side of the house, on the residency side, which get more students into our programs. So, we think we’ll be able to continue to ramp into the demand. We just have to keep it dialed in right now, but I don’t see it impacting our de novo openings.

Frankly, in markets in New York where net rate is considerably higher than most of our competition,   our small competition,  We’re able to do these small acquinovos which frankly, we don’t even announce, but we’re able to do those at very, very nice multiples and get a nice rate lift as a result and a lot more resources to help them grow in scale, so that is going to continue to be strong as well.

Brian Tanquilut:
Chris, to follow up on that, we think capital at this point, obviously the announcement, the dividend is positive, so just curious how you and the board thought to introduce a dividend just when it sounds like this is going to be one of your best de novo years. Maybe you just think about the balance sheet, the cash generation, and then yes, just the decision to do by that.

Chris Reading:	Yes. So you mentioned dividend, the dividend is ongoing and so we’ve been paying the dividend for a long time.

Brian Tanquilut:	Yeah sorry. I meant the buyback.

Chris Reading:
The buyback is new. Look, we feel like the stock’s been undervalued for some time. We understand healthcare services, you know, are having a little bit of a tough year. We’ve had some Medicare headwinds and yet we’re making progress and continuing to grow the company. So we wanted to be in a position to have flexibility at a certain level where we could go in and demonstrate our belief that we’re going to continue to grow this company and do it well over time. So it gives us flexibility. As Carey mentioned that’s not our first preference for capital deployment. I will say our first preference right now, frankly, is directed towards injury prevention where the embedded organic elements of that business are really, really strong. The next would be PT and then on from there. We’ll be disciplined about any share buyback and it’s going to be dependent upon other capital demands and really where the stock is at any given time.

Brian Tanquilut:
Got it. Chris, if I may throw one more question, I think about just the efficiency of your physical therapists, we hear about A.I. tools in the market aimed at physical therapists. Is that something that you’re throwing in the mix that’s helping you out, and maybe kind of related, you talked about your home PT business, just if anything, is out there that you can share with us in terms of dynamics there because, obviously, it’s new to us and investors on what that business looks like? Thank you.

Chris Reading:
Yes. There are some cool A.I. tools right now. We’re deploying A.I. backed technologies for clinical documentation which is helping people get through their least favorite thing of the day, if you are a clinician, which is to document all the services that you did with somebody. In physical therapy, you have to document a lot of things, set some reps and weights and motions and joint related movement. It’s tedious. It takes time. So this ambient listening A.I. driven assist is helping our clinicians get through that much quicker, much more efficiently. We’re just on the front-end of rolling it out, but that’s been well received. We’re rolling out what I would call broadly, semi-virtualization of the front desk which enables us, not to go completely virtual because I don’t think we’re ready for that yet nor do I think patients are ready. But an augmented situation where we’re able to focus efforts from across multiple clinics to through the individual that maybe onsite or remote somewhere and be much, much more efficient and save a number of front desk FTEs, which continue to be a labor challenge just in terms of longevity, unlike our PT licensed folks, which frankly right now we’re having the best least amount of turnover that we have seen in maybe my recollection, really good right now. So these tools are helping us get some margin and efficiency in areas where we just haven’t been able to do that in the past. We’re early but it’s directionally encouraging.

Brian Tanquilut:	Thank you.

Chris Reading:	Thanks Brian,

Operator:	Thank you. Our next question comes from Joanna Gajuk with Bank of America. Your line is open.

Joanna Gajuk:	Hi. Good morning.

Chris Reading:	Hi, Joanna.

Joanna Gajuk:
Thanks for taking the question. Hi. So maybe first on the metric that really stood out besides the visit per clinic, but the cost per visit by a decline , right? So maybe in that context, can you walk us through or give us some update on your labor management strategies, the wage, maybe talk about turnover and other, I guess, metrics you can share? It sounds like you’re doing pretty good job there.

Chris Reading:	Eric, you want to go ahead and take that, talk about turnover and some of the things we’re working on.

Eric Williams:
Yes. This is – again you recall from our quarterly conversations here, we made a lot of investments in systems and resources in 2024 that are really starting to pay dividends for us in 2025 as it relates to recruiting and retention. We’ve seen a 25% increase in student rotations across our partnerships in 2025. Part of that was participating in a student rotation matching program with software, the exact software that’s been used by all of the PT schools out there. So we’ve seen almost a 200 student pickup this year. We put it in our new applicant tracking system. In 2024, that’s also giving us better company wide visibility across our partnerships to all the applicants who are applying for jobs and it gives us better opportunities to follow up with these applicants, track them pre-hire, post-hire, and then for the ones, of course, that don’t take jobs with us, we have this huge database that we’re building up of people that we can go back to when we do have job openings.

So, systems made a big difference, putting in some additional resources to help us on the recruiting front made a big difference for us, and the mentorship piece, it’s a focus for us. We really push it hard to make sure that we’re connecting and spending time with the younger therapist that we bring on board in order to reduce turnover rates. As Chris mentioned, these are the lowest turnover rates we’ve seen for the six months this year, January through June. Lowest numbers we’ve seen in the last seven years. So it’s absolutely making an impact for us that the pieces that we’re really excited about, and Chris referenced one of them, I’ll touch base on that in a second, this mentorship piece, while we’re really focusing it at a partnership level which is where our clinical staff goes to work, when the process of building out a platform here, a software platform that’s going to allow us to expand our mentorship programs beyond the four walls of the corner and beyond existing partnership. It’s going to give us the ability to connect 2,600 clinicians across our company with each other so that people that have a particular interest or specialty have an opportunity to connect with people that might not have that specialty within the partnership, but have an expertise and we can take advantage that across our entire company. So we’re excited about that. We think that will pay dividends for us as well as it relates to our ability to retain staff. Those are the big ones.

Chris, you mentioned A.I., I’ll talk about that as well. So, we are in the early innings of using that voice recognition technology that Chris talked about. I think we have that in the hands of 200 or 250 PTs right now. It’s been really, really well received. I think that is going to have an impact for us over time, with retention as well. If you can reduce documentation, the things clinicians  hate  to do the most, right now, there’s a lot of people that are dabbling in it.  I think we’re farther ahead experimenting with that right now, I think that is going to help us attract and retain staff going forward.

Joanna Gajuk:	Crosstalk

Eric Williams:	Go ahead. I’m sorry.

Joanna Gajuk:	Are you willing to share the turnover, the actual turnover, a number?

Eric Williams:	We will report that publicly at the end of the year, and you’ll find that in our ESG Report.

Chris Reading:	Joanna, we don’t want to be in a position quarter to quarter to add to our already exhaustive list of metrics but we’re in a good spot right now. We’re in a really good spot.

Joanna Gajuk:	It sounds like it. Thank you. If I may have another topic, Medicare rates, right, have been a headwind for a couple of years. It sounds like 2026 is going to be better. So the overall physician fee schedule is going up like 2.5% or more, 3.6%, 3.8%. We had estimated like 2.5% or so for physical therapy codes. Can you talk about your estimate for your company in terms of how the rate increase would translate for your portfolio into next year? Thank you.

Chris Reading:	Let me make a quick comment then I’m going to kick it to Carey and he’ll get you through the specifics. This year, and this is a proposed rule, so it’s going to be a lot of commentary and certainly a lot from PT industry. This year was the most complicated of any year that I can remember, literally, in my career. They changed a lot,- think about turning, kind of, metaphorically turning knobs, they turned a lot of different knobs for our RVUs, for work values, for geographic index factors and there are particularly large swings, on the geography side. Some so much that both us and the APTA thought that some of the tables weren’t correct.

So, our overall assessment is, Carey can get in to, but the takeaway is positive, no longer a headwind.  We haven’t had any kind of a tailwind in a while. We’re happy that it’s forward but we think, there’s more work to be done, obviously with CMS. Carey, why don’t you go to the specifics.

Carey Hendrickson:	Yes. Thank you. So, Joanna, we’ve looked at it, looking at the various geographies and what the changes were in the geographies, as Chris mentioned, and that that varies a lot. Based on where we are and the rate increases in those geographies, I think we’re probably going to be somewhere between a 1% and 1.75% increase, something like that. For us, again, positive. We're happy to have a positive increase and not be looking at negative numbers for next year, so we're really pleased about that. That one point, you know, if it's in that 1 to 1.75% range, that would be somewhere between $2 and $3 million of a positive for us next year on the top line. And then, from an EBITDAstandpoint, it would translate somewhere between $1.5 and $2.5 million. So, in that range is kind of what we're looking at this point. Again, this is a preliminary ruling. We'll know the final ruling in December, and we'll see if anything changes, but that's kind of where we see it today.

Joanna Gajuk:	All right. This is very helpful. Thank you. Again, so, you made it sound like there's going to be pushback on that level, so is it your expectation maybe the final is a little bit better than the proposal, or I guess is it too early to say?

Chris Reading:
Yes, we certainly hope that it will be. You know, the irony is, unfortunately, if you get under the hood and see how the sausage is made, that the specialties that have the most extraordinary increases in the cost of equipment, so very expensive equipment, and have the most highly litigated areas where there's exposure to litigation and other things, which, you know, the number of patients that love us on a percentage basis, physical therapy in general, doesn't have that problem. So, we're making a decided push where we know that we've made the system a lot of money.  In fact, the state of Maryland where physical therapy on a pilot program of CMS is in the position as kind of a primary care for musculoskeletal, the physical therapists determine what happens in the case.

There’s a massive aggregate savings and we’re hoping to use those results with CMS to extend that pilot beyond the state of Maryland, which could be a big pay for a reasonable rational annual cost of living increase for the fee schedule. And we think we should be front and center on that. So yes, we’re pushing. We hope it gets better. We think there’s some flaws in the existing methodology and we’re going to be working on that between now and year end.

Joanna Gajuk:	Great. I appreciate the call. Thank you so much.

Chris Reading:	Thanks, Joanna.

Operator:	Thank you. Our next question will come from Benjamin Rossi with J.P. Morgan. Your line is open.

Benjamin Rossi:
Hi. Good morning. Thanks for taking my question here. So, turning to the IIP segment performance, you mentioned adding some services here over the course of the year. It certainly seems to be off to a strong start in the first half with margins expanding year over year. Is it fair to say that that segment is coming in ahead of your initial expectations of a $3 million absolute increase in gross profit, particularly as we head into the seasonally stronger 3Q?

Chris Reading:
Yes, I don't have in front of me exactly what our budget was, but we're definitely ahead of budget for the year. You know, Q2 second half is a little different seasonal pattern with injury prevention. We tend to be pretty strong through the year, a little light in January like everywhere else, and a little light in December where I think some of the big auto manufacturers, some of the nation's biggest manufacturers, there's an early shutdown in December, and so that impacts our earnings a little bit. But if you go back, not just this first half or this quarter, but on a year-over-year-over-year basis, injury prevention has really done well for us and has really strong organic growth attributed to it. So, we continue to be bullish. We're spending more time in development in that area, and we're identifying good companies. And, of course, like anything else, we've got good things done, but we expect to continue to deploy capital directionally there.

Benjamin Rossi:
Got it. And I think if this is a follow-up to your comment on Medicare PFS rates, obviously it seems like the change in 2026 is more of a one-time fix and doesn't necessarily address anything in 2027 and doesn't obviously dig you out of that $25 million hole you described after decreases in recent years. Can you walk us through where your conversations stand with your counterparts at the federal level and maybe how they're framing the decision to include that one-time fix for 2026?

Chris Reading:
Yes, I think it depends on who you talk to, but nobody in Congress is happy that this is an annual issue. But this isn't the only annual issue that the government faces these days. It seems like that's how we fund the government each year is through this crisis management process, that eventually ultimately gets done with a lot of chicken on both sides. So, it's not the optimal way to do anything, it's certainly not fair to providers to have a one-month runway, basically, where you're notified in December what the final decision is, and then you have until all of January through the holidays to get things ready to go. We should have a multi-year plan. It should be locked. All of the lawmakers believe that's the way it should be. And yet, I've had people call it a ten-year permanent fix on the Physician Fee Schedule, about a $100 billion event. So, they need savings to be able to do that. One of the big areas that we think is a saver, and we're through APTQI, the Alliance for Physical Therapy, Quality, and Innovation, a group that I'm heavily involved in with all the other big companies in PT, we're going to have a pretty significant spend this year to use an outside Beltway analytics group to take the results that we've seen from the EQUIP study in Maryland and extrapolate those real results, not theoretical, but actual, over the nation and create what we think is a massive savings for the system with physical therapists in that key role as kind of the primary care director of the musculoskeletal case. So, that's a possible pay-for, a Physician Fee Schedule fix. It's gotten a lot of very positive attention among our lawmakers and our Congress on both sides. CMS, I would tell you, is kind of a difficult place to be because it's so siloed. So, people have one infinitesimally small fraction of what amounts to a very complicated series of areas and rules and responsibilities. So, it's a little bit different to get a clear picture there, a little bit difficult. But with Congress, as long as we can come up with some savings, we can get out of this deficit spending that we're in, maybe hear about tariffs and all the revenue that's created, we'll see. But we need more than one year fix, for sure. And we have AMA and the Hospital Association and everybody else wants more than a year-to-year fix. It's unsustainable.

Benjamin Rossi:	Great. Thanks for the additional commentary here.

Operator:	Thank you. Our next question will come from Larry Solow with CJS Securities. Your line is open.

Larry Solow:
Good morning, guys. Thanks for the question. Most of my questions have been actually answered. I'm just curious, so the 7% or nearly 7% year-over-year increase in just visits per day per clinic and also the very modest growth in labor, how much of that just relates to the acceleration of closures last year? I know you closed like 30 clinics at the end of Q3, I think. So, it feels like a lot of that, just more efficiencies driving these gains. Is that fair to say? The second part of the question is I know you had set out, you discussed last year some cost-cutting initiatives. You never really put a number on it, but you sort of thought you could add up to maybe a double-digit million over time. So I'm curious how that is played into the performance this quarter.

Chris Reading:
Yes, it's like baking a cake. There's a lot of ingredients that go together, and at the end of the day, you hope it tastes good. I don't have in front of me the relative pieces, parts of every one of those ingredients that are blended together, so it's a little bit hard to measure. Cost efficiencies, on one hand, create both challenges and opportunities sometimes in terms of volume-related aspects. So, we're trying to do the best we can to balance technology, efficiency, appropriate levels of labor, which minute-to-minute are never perfect. Perceived demand, expansion, it's pretty complicated. It's running a business and there are a lot of moving parts. So all those things are coming together. What you're hearing is we're feeling more confident that the things that we've done, which again, as you point out, are multifaceted, are coming together in the right way. But as I pointed out earlier, it's not perfect. We still have plenty to work on. There's still plenty of opportunity, being focused on it, but where we are feels a little better than where we've been for maybe a while now.

Carey Hendrickson:
Right. And factoring into the visits per day growth is the addition of Metro in November. And so, it's been higher since that point in time. We were probably running at about 31 before, and then that's kicked up a little bit, because they average about 45 visits per clinic per day there at Metro. But there's still really good growth in that overall visits per clinic per day.

Larry Solow:
Good, well, that's a good segue then, Carey, into Metro, because I know that was your, I think, your biggest acquisition historically. So, curious, it sounds like that's progressing really well. And I know when you acquired at the time of the acquisition, you spoke about a lot of opportunities, and I guess this acquinovo  opening sounds like that's happening at Metro. And I assume since New York has better – one of the better rates, that probably benefits you guys disproportionately too.

Chris Reading:
Yes, we have a strong team there. Michael and his team are strong. They're very strong. Clinically, they're strong operators, they're strong in development. And so, yes, we've got plenty of opportunities to chew on and work our way through for what should be a long period of time. Acquinovos being just one of those. So, they're doing well.

Carey Hendrickson:
Yes. And Larry, one of the things that's been really positive there and we've talked about this before is the net rate increase we've seen at Metro since we acquired them. That's one of the things that we do with acquisitions, we look at trying to increase their contracts as we bring them over. When we first – the first month for Metro was around a $101.00 net rate, and that increased to an average of $104.50 in the first quarter, and it was $107.50 in the second quarter. So, we've really seen some nice rate improvement there. That doesn't show up in the mature clinics line, instead it shows up in the clinic additions line. But I just wanted to point out that we're seeing really good net rate increases there at Metro. So, that's helpful as well.

Larry Solow:
And could you just walk through just the pricing breakout in the quarter? I guess, do you discuss that? Usually, you give us what commercial pricing was in the quarter. I heard you discuss the workers comp piece. Did you give any more details on the commercial side?

Carey Hendrickson:	Sure, I'm sure happy to look at that. So, with 105.33 overall, commercial rates were about around 105.50. We had a nice increase in commercial rates. Medicare is a little north of 92. Workers comp was still a little bit north of $150.00 per visit, which is really good. So, those are the three primary categories. The others were relatively stable as well, Medicaid, personal injury, self-pay.

Larry Solow:	Great. Okay, appreciate it. Thanks, guys.

Chris Reading:	Thanks a lot.

Operator:	Thank you. Our next question will come from Jared Haase with William Blair. Your line is open.

Jared Haase:
Hey, good morning. Thanks for taking all the questions. Chris, maybe for you, I wanted to ask another one on the IIP segment, and nice to see the continued momentum there. I think you mentioned a number of larger opportunities that haven't started yet. So, I'm wondering if there's any way that you can contextualize, I guess, what that backlog looks like, or any way to frame up what the incremental revenue opportunity is and how that might compare to prior years.

Chris Reading:
Yes, I don't have it. Jared, I don't have it in front of me. My preference, and maybe I need to be a little bit careful, my preference is to not count revenue ahead of when we've generated it, either in development or otherwise. We're definitely making progress. We’re having a good year. Frankly, it's all about staffing, and the team's done a fantastic job, both with the auto industry major contract that we got where we needed to hire 50, five zero FTEs to staff that opportunity. But if we hadn't hired 50, if we'd only hired 20 or 30, the revenue generation compared to the potential would have been different. So, I really can't afford to be that far out on a limb, and don't want to be in, so we're not going to do that. But as that comes about and we're realizing it, I'm happy to talk more about it once it actually happens.

Jared Haase:
Yes, that's fair. Totally makes sense. Maybe I'll ask a follow-up. I think you all have made some public comments in the past about some of the virtual PT applications that are out there, and I think recently one of the larger ones announced they're building out sort of a network of in-person providers as a way to supplement their digital offerings. So, I'm wondering if you have any more that you can say about that. Would you consider participating in a virtual network like that, or excuse me, in a network like that with a virtual partner? How are you thinking about maybe the potential opportunity in terms of, call it, patient acquisition or opening up any referral channel?

Chris Reading:
Yes. Well, again, I don't want to speculate too much in hypothetical situations. Have we had discussions with one or more providers about providing a brick and mortar opportunity in person to add to a virtual offering? Yes. It remains to be seen whether that's something that the industry is accepting of or not. And I say that because a lot of the virtual providers have sold – I'm going to use air quotes, the “PT service” at a very low cost, kind of a per member pricing level, very generic, not delivered by therapists. It's delivered either through an app or backed up by call center employees who, again, for the most part, aren't licensed clinical folks, they follow the script. And so, what's been sold is that they can take all-comers and any diagnosis and very complicated things, post-op reconstructions and rotator cuff repairs, and frankly, I'll tell you my opinion is, is that can't be done efficiently or effectively. And so, I think they are in a tough spot where they have to figure out whether there's the bricks and mortar solution.

Reciprocally, we are now using technology through companies like Limber, who's been a nice partner for us, that has an augmented solution that we use with our patients to be able to go into their home and see them complete their home program, and actually see objective measures of motion and activity and other things which help us better, be better informed to guide that care. There will be a point in time, and we're not there yet because we're working on some really important things, there'll be a time when we’ll focus more on a broader digital solution that I think will help to augment what we do for our patients, and in some cases, make us a little bit more geographically agnostic where somebody is, but we're going to approach it very differently than the groups that have done it so far. I think they've tried to do too much and I think they're finding out it's not possible to deliver it that way.

Jared Haase:	Okay, that's great. Thank you, I appreciate all the color.

Chris Reading:	Thank you.

Operator:	Thank you, our next question will come from Jiten Sanghai with Corre Partners. Your line is open.

Jiten:
Hey guys, congrats on a great quarter, and appreciate the questions and answers here. Maybe two for me. One is, is there like a theoretical capacity you should think about, because clearly, the volume growth, the record Q2 is great, but is the system operating at 90% or some X%? Clearly, I ask the question because incremental visits are very, very accretive to margins. And then related point, as you think about the de novos, how would – what is the staffing environment like? How will you attract the number of FTEs? I think Chris, you mentioned maybe a record year for opening de novos. I think they both relate to what's available in the system, but then how will you recruit X number? I don't know if it's 50, 100 of FTEs. Finding them is hard, but the question isn't just finding them, it's what you pay them and how the economics works. I think there's two parts to this, if you could address both, that would be super awesome. Thank you.

Chris Reading:	Yes. So, on the capacity side, think of it this way, our capacity really isn't limited, generally speaking, by physical footprint. So, the typical clinic may be open from 7:00 to 6:00, but we have the ability in that same physical footprint, which has more peak times and also has slower times. We have the ability to fill in certainly some of the slower times, then we have the ability to extend hours and do other things. So, our visit per clinic per day number can continue to grow. It's not constrained by our physical footprint. It may be limited or it correlates with our staffing. And so, we have to have the staff available, as you mentioned, to be able to see the next five or 10 visits per day. There really is the possibility, ultimately, of getting that number up much higher than it is right now. It won't happen overnight, but a little bit over time, as we've shown over the last couple of decades, we've increased that number really, ex COVID, every single year. So, that part I think will continue to move forward as long as we can continue, as you mentioned, to find staff.

I would point you back to Eric's comments around the investments that we've made in recruiting and retention, in school affiliations, residency programs, mentorship and other things, to try to have a stable bench from which to draw from, to backfill for more senior therapists. Those are the ones that go and open the next adjacent clinic, not the new grad, but the more senior person, and that more senior person then gets backed up maybe by somebody more junior in a clinic with a lot of people with tenure, so they can grow and learn. It's easier to absorb that way.

Again, it's not perfect. The market is competitive, and in some cases it's tight, but we're finding people and we're growing, and we expect to continue to be able to do that, particularly with the investments that we've made over the last six to nine months.

Jiten:
Chris, that's super helpful because what it sounds like is there's no theoretical capacity. So, the way we're thinking about it, is equity holders the right lens, which is incremental visits are extremely margin accretive. So, whatever your margin guides suggests for this year using your updated EBITDA range, as we think about next year or the year beyond, there should be some flowthrough or increase in EBITDA. So, your margin should expand over time as you have incremental volumes. Is that the right general lens? I don't know if you can quantify that, or if that's just a good sound bite to end on from my perspective.

Chris Reading:
No, I think it's a reasonable sound bite. There's certainly points of inflection where when you have to go up, you may go back a little bit before you can go forward again. But generally, you're right. The last few patients of the day are incrementally more profitable. Your fixed costs are covered. I think that's one of the reasons why you see our total cost per visit come down a bit this quarter, is because of that jump in visits per clinic per day. So hopefully, with particularly continued commercial rate wins, continued wins like we're seeing with Metro, with five, six, seven dollars a visit in rate growth with a combination of continued efforts around work comp and other more preferable payers, that combination gives us more than enough to offset what might be a little bit of wage pressure year to year. That wage pressure for us, I mean, we're well below right now the average increase that people got at the end of the year. We're getting that with some efficiencies. And again, I point to some of the initiatives around AI and virtualization at the front desk which are really just now getting started, but should give us some additional lift as we go forward. So, you have to deliver it, you have to make it happen, but I'm hopeful at this point that we can continue to execute on that.

Jiten:	Great. Thank you for your time, Chris. Appreciate it.

Chris Reading:	Yes, thank you.

Operator:	Thank you. Our next question will come from Michael Petusky with Barrington Research. Your line is open.

Chris Reading:	Hey, Mike.

Michael Petusky:	Hey, good morning. Good morning.

Carey Hendrickson:	Good morning.

Michael Petusky:	Carey. You gave the hard numbers on the rate per visit. I'm just curious, commercial pricing, was that – I'm assuming that was up a little bit in the quarter. Do you have a percentage that was up versus the comparable period a year ago?

Carey Hendrickson:	Sure, I can calculate that real quick. It was up…

Michael Petusky:	And then I guess the second – go ahead, sorry.

Carey Hendrickson:
Sure. It was up about between – right about one to one and a half percent versus last year's second quarter. Second quarter of last year was actually the strongest quarter for commercial rates last year. It's up  about 2.2% from the first quarter. So, we had a nice bump in the second quarter versus the first quarter in that commercial rate.

Michael Petusky:	Okay. And the issue in Michigan with the large payor, how much impact did that have on the commercial pricing overall? I mean, did that take down 20 basis points, more than that?

Carey Hendrickson:
Yes, it was – again, let me calculate just a second. It probably had about a $0.30 per visit impact or so. Net rate would have been right at the first quarter number had it not been for that Michigan payor rule change.

Michael Petusky:
Okay, okay. So, is there anything to suggest that what's going on in terms of that payor in Michigan could be an issue with other payers elsewhere, or do you really feel like this is sort of an isolated situation?

Chris Reading:	Mike, I mean, each year, I wish it was – I guess I wish it was uniform. Maybe I shouldn't wish that. I mean, we've got 48 or 49 other states where it's not an issue. So, I don't see a contagion problem necessarily. Michigan has had some ebb and flow with this payor on a number of different fronts, utilization caps and other things that have been challenged and even litigated. So, it's bounced around a bit. And we're always going to have that. People are going to try different things at different points in time, and it's really no different. But that's one that we've called out this year, which is a little bit of a headwind.

Carey Hendrickson:
Yes. And Mike, as Chris said, there's always puts and takes on the net rate. You'll have things like that, but then we've got other things that are overcoming it in other areas. But I don't see it, as Chris said, as a contagion kind of thing at all.

Michael Petusky:
Okay, great. That's what I was trying to get at. So, Chris, earlier you said that IIP felt like was a top priority in terms of capital allocation. When you were talking about that, were you talking about it in terms of internal investment, hiring trainers and such, or are we talking about more in terms of external assets that you may try to build on the current base of business, or both? Thanks.

Chris Reading:
Yes. Well, it's always internal. I mean, that's really not a problem, and I really don't think about that, maybe I should, but when I talk about capital allocation, I don't. That's just a matter of course. So, what I'm talking about is investing in additional companies to continue to fill in our service complement to build on what we have, to give us more opportunities for cross sell, and to continue to grow as we have the last few years.

Michael Petusky:	Do you feel like there are assets out there that…?

Chris Reading:	So, external investment.

Michael Petusky:	Yes. Do you feel like there are assets out there that you're engaged with in terms of active discussions, or is this more like a couple of year, two year, three year type target?

Chris Reading:
It'll be ongoing, but we're actively involved, and we've spent more time this year, I think, probably than ever before, attending conferences and getting face-to-face meetings and being active in the space. People now know who we are. And while it's a much smaller space in aggregate than the PT world, we're making some progress. So, don't be surprised if we're active and continue to be in that area. So, it's important it works. The team has done and is doing a really good job. And we like the embedded growth elements in this business, particularly, I think, not to make any kind of a political statement, but if manufacturing is going to increase in this country, and I think just with the announcement yesterday on Apple and others, there's going to be a push to onshore manufacturing, and we're positioned pretty well to benefit from that. We continue to execute on what we've been doing, and I think we will.

Michael Petusky:	Absolutely. Hey, let me just sneak one last one in and then I'll let the next person ask questions. Chris, you mentioned on the last conference call that you guys had been involved in a deep operational dive with your top 40 partnerships. I'm just wondering, anything interesting, surprising, has anything come out of that you would be willing to share that might matter? Thanks.

Chris Reading:
Yes. The only thing that I'll share is that we’re – a couple things. One, those calls have been important, making progress. I think what partners have appreciated, and it was my theory going into this, is when you look back beginning with COVID and after, the year after COVID, we were both lean and busy, and it was a good year to benchmark against. I use the analogy, it's like your weight may fluctuate since – if you use your college days as being this is a great comparative point, or maybe a difficult comparative point. As you go forward, it might not change a lot year to year, but the change over time, you lose track of where you were, and pretty soon, your belt doesn't fit the same way anymore, and you lose where you are in space a little bit. That's one measure. Weight's pretty easy to keep track of, but we're measuring a bunch of different things in this business.

There've been a lot of influences that have caused certain things to happen, they're just part of the reality. But I think having now a really visible, tangible tool that our partners get every month, that compare where they are now to where they were at the most efficient point, and how things stack against that, that's been a really good yardstick to see change, and then to be able to focus on those areas that need focus. So, we've used that and we're making progress, and I think our partners have been very understanding and appreciative, and we're seeing change as a result.

Michael Petusky:	Thank you.

Chris Reading:	Sure.

Operator:	Thank you. It appears we have no further questions at this time. I'll now turn the program back over to management for any additional or closing remarks.

Chris Reading:
Look, it's been a good call. Thank you all for your questions. A lot of really good questions. Carey and I are available for the rest of the day, and whenever you need us. We appreciate your time and attention, and particularly your support. You have a great day. Thanks.

Carey Hendrickson:	Great. Thank you.

Operator:	Thank you, ladies and gentlemen. This concludes today's event. You may now disconnect.

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